Exhibit 99.1

PRESS RELEASE
Synthesis Energy Systems Announces Fiscal Year 2011 Financial Results
HOUSTON, September 22, 2011 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (the “Company” or “SES”), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, announced today financial results and corporate highlights for the fourth quarter and fiscal year ended June 30, 2011.
“Fiscal 2011 was a year of significant accomplishments resulting from the successful execution of our three-pronged strategy to create value for our partners and shareholders through technology deployment, global asset development and coal resource integration,” commented Robert Rigdon, President and CEO. “In addition to advancing our current projects in China, we have achieved important objectives such as the strategic collaboration agreement with ZJX/China Energy, the advancement of regional business development platforms such as China and India, and the formation of SES Resource Solutions, where we plan to vertically integrate low rank coal resources into our projects. With these accomplishments, we are well positioned to execute on our strategy.”
Fourth Quarter 2011 Financial Results (Unaudited)
For the three months ended June 30, 2011, total revenue increased 42%, to $2.5 million, versus $1.8 million for the three months ended June 30, 2010.
Product sales from the Company’s Zao Zhuang (“ZZ”) joint venture plant increased to $2.3 million for the three months ended June 30, 2011, compared to $1.4 million for the three months ended June 30, 2010, due to higher syngas production volume. During the three months ended June 30, 2011, the plant’s customer, Hai Hua, refused to pay the ZZ Joint Venture all of the capacity fees due. The unpaid amount totals approximately $619,000 as of June 30, 2011, and the revenue has not been recognized by SES. The plant has continued to operate and provide syngas to Hai Hua, and Hai Hua has paid other contractual obligations such as the energy fees and by-product sales due under the contract. The Company is working with Hai Hua to resolve payment of the capacity fees.
Technology licensing and related services revenues for the three months ended June 30, 2011, were $231,000, versus $343,000 for the three months ended June 30, 2010. The technology licensing and related services revenues for the quarter ended June 30, 2011, resulted primarily from coal testing at the ZZ Joint Venture plant.
The Company’s operating loss for the fourth quarter of fiscal 2011 was $4.7 million, versus $3.8 million reported for the fourth quarter of fiscal 2010. The increase in the operating loss was primarily attributable to the decrease in capacity fee revenue and, to a lesser degree, an increase in stock-based compensation expense.
The net loss attributable to stockholders for the fourth quarter of fiscal 2011 was $4.6 million, or $0.09 per share, versus $3.7 million, or $0.08 per share, for the prior year’s fourth quarter.

Fiscal 2011 Financial Results
For the fiscal year ended June 30, 2011, total revenues increased 9.2% to $10.2 million, versus $9.3 million for fiscal 2010. These results included $8.9 million of product sales and were derived from the sale of syngas and byproducts produced at the ZZ Joint Venture plant and sold to Hai Hua.
Technology licensing and related services revenues increased by $0.5 million to $1.2 million for the year ended June 30, 2011, compared to $0.7 million for the year ended June 30, 2010. The increase was primarily due to revenues from a license agreement which was subsequently terminated due to the licensee’s inability to obtain financing for the project. Related services revenue for both years included testing of coal at the ZZ Joint Venture plant, and other coal testing, feasibility studies and other technical services provided in association with our technology licensing business.
Cost of sales and plant operating expenses for fiscal 2011 increased to $9.1 million versus $8.6 million for fiscal 2010 due primarily to the increase in syngas production at the ZZ Joint Venture plant during fiscal 2011.
General and administrative expenses for fiscal 2011 increased $0.4 million to $12.7 million, versus $12.3 million for fiscal 2010. The increase was primarily due to increased business development and strategic partnering activities partially offset by further reductions in corporate personnel expenses.
Project and technical development expenses for fiscal 2011 decreased by $1.7 million to $0.2 million for the year ended June 30, 2011, compared to $1.9 million for the prior year as the Company reduced third party project and technical development activities during fiscal 2011.
The Company’s operating loss for fiscal 2011 decreased to $15.7 million compared to an operating loss of $25.0 million for the 2010 fiscal year. The net loss attributable to stockholders for fiscal 2011 was $15.5 million, or $0.32 per share, versus $21.7 million, or $0.45 per share for fiscal 2010.
As of June 30, 2011, SES had cash and cash equivalents of $32.2 million and working capital of $28.6 million. As previously announced, SES sold $5.0 million of common stock to Zuari Industries during the fourth quarter.
Corporate Highlights for the Fourth Quarter of 2011
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SES and Ambre Energy of Australia entered into a Technical Study Agreement to supply a proprietary gasification design to support Ambre’s development of a planned Coal to Liquids Project (“ambreCTL”). Ambre intends to integrate this technical study with its engineering work on the overall ambreCTL project that it is developing in Queensland, Australia.

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SES announced the successful completion of a five day commercial demonstration test at SES’ Zao Zhuang Joint Venture plant in Shandong Province, China, where it gasified low quality, high-ash coal on behalf of Yankuang Yishan Chemical Industry Company. The demonstration test was completed successfully and included operations at full load and part load and the syngas produced during the test met all production performance specifications, including high carbon conversion efficiency.

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SES agreed with Zhongjixuan Investment Management Company Ltd. (“ZJX”) and China Energy Industry Holding Group Co., Limited (“China Energy”) to extend the closing period of their March 31, 2011, share purchase agreement through December 31, 2011. ZJX/China Energy had notified SES of its intent to complete the investment into SES in partnership with Yima Coal Industry Group Co., Ltd. (“Yima”) and requested the extension in order to allow China Energy and YIMA sufficient time to complete the required Chinese governmental approvals.

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SES and Midas Resources AG announced the formation of SES Resource Solutions, a joint venture that has been created to provide an expanded business development platform to increase and accelerate the value created for SES from its U-GAS® technology.

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SES received a $5.0 million strategic investment from Zuari Industries Limited of India in exchange for approximately 2.2 million shares of SES common stock. Zuari is one of India’s leading industrial companies in the fertilizer sector. SES and Zuari have been investigating business development opportunities where SES’ U-GAS® technology for coal gasification can be integrated into industrial projects in India, including the potential for application of the U-GAS® technology in Zuari’s own industrial plants and potential plant expansions.

Conference Call Information
Senior management will hold a conference call to review the Company’s financial results for this period and provide an update on corporate developments today at 8:30 a.m. Eastern Time.
To access the live webcast, please log on to SES’ Website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600. An archived version of the webcast will be available on SES’ website through October 24, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through October 24, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 10004176#.
About Synthesis Energy Systems, Inc.
SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the ZJX and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Important Notice
In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.
You may obtain the preliminary and, when available, definitive proxy statements for free by visiting EDGAR on the SEC’s website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
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Synthesis Energy Systems, Inc.
Kevin Kelly
Chief Accounting Officer
(713) 579-0600
Kevin.Kelly@synthesisenergy.com
MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com
- TABLES FOLLOW —

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Product sales and other — related parties	$2,290	$1,429	$8,913	$8,423
Technology licensing and related services	231	343	1,245	732
Other	—	—	—	146

Total revenue	2,521	1,772	10,158	9,301

Costs and Expenses:
Costs of sales and plant operating expenses	2,866	1,538	9,120	8,621
General and administrative expenses	3,041	2,942	12,686	12,343
Project and technical development expenses	40	32	227	1,873
Asset impairment losses	—	—	—	6,575
Stock-based compensation expense	657	473	1,234	2,179
Depreciation and amortization	638	566	2,621	2,674

Total costs and expenses	7,242	5,551	25,888	34,265

Operating loss	(4,721)	(3,779)	(15,730)	(24,964)

Non-operating (income) expense:
Equity in (earnings) losses of Yima joint ventures	77	(15)	363	39
Foreign currency gains	(285)	(124)	(1,004)	(123)
Interest income	(38)	(44)	(169)	(133)
Interest expense	188	146	700	668

Net loss	(4,663)	(3,742)	(15,620)	(25,415)
Less: net loss attributable to noncontrolling interests	62	53	157	3,667

Net loss attributable to stockholders	$(4,601)	$(3,689)	$(15,463)	$(21,748)

Net loss per share:
Basic and diluted	$(0.09)	$(0.08)	$(0.32)	$(0.45)

Weighted average common shares outstanding:
Basic and diluted	49,126	48,198	48,584	48,230

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	June 30,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$32,176	$42,573
Accounts receivable	2,574	2,672
Prepaid expenses and other currents assets	1,382	1,875
Inventory	913	983

Total current assets	37,045	48,103
Property, plant and equipment, net	35,183	35,881
Intangible assets, net	1,226	1,272
Investment in Yima joint ventures	33,520	32,430
Other long-term assets	3,000	2,895

Total assets	$109,974	$120,581

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$6,113	$7,008
Deferred revenue	—	522
Current portion of long-term bank loan	2,380	2,268

Total current liabilities	8,493	9,798
Long-term bank loan	4,697	6,744

Total liabilities	13,190	16,542
Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 50,850 and 48,337 shares issued and outstanding, respectively	509	483
Additional paid-in capital	205,055	198,720
Deficit accumulated during development stage	(111,912)	(96,449)
Accumulated other comprehensive income	3,848	1,835

Total stockholders’ equity	97,500	104,589
Noncontrolling interests in subsidiaries	(716)	(550)

Total equity	96,784	104,039

Total liabilities and equity	$109,974	$120,581